Exhibit 99.12
Provisional Result regarding IsoTis Exchange Offer
74.96 % of Shares Tendered
LAUSANNE, Switzerland, IRVINE, CA, USA – 22 January 2007 – Further to the press releases dated 6 November 2006, 1, 14 and 15 December 2006 and the offer memorandum of 14 December 2006 (the “Offer Memorandum”), IsoTis Inc. and IsoTis SA (“IsoTis” or the “Company”) hereby jointly present the provisional result regarding the public exchange offer (the “Exchange Offer”) for all issued and outstanding registered shares (the “IsoTis Swiss Shares”). Unless defined herein, defined terms used in this announcement shall have the meaning ascribed to them in the Offer Memorandum.
At the end of the Acceptance Period on 19 January 2007, at 16:00 hours CET, approximately 53,178,669 IsoTis Swiss Shares had been tendered under the Exchange Offer, representing 74.96 % of the issued and outstanding share capital of the Company and representing 67.37 % of the issued and outstanding share capital of the Company including the maximum number of IsoTis Swiss Shares that could be issued based on the IsoTis conditional capital (as specified in paragraph 6.6 of the Offer Memorandum). It should be noted that the aforesaid number and percentage constitute a provisional count only, and is announced today to comply with Swiss law. As IsoTis Inc. has not acquired any IsoTis Swiss Shares outside the Exchange Offer, IsoTis Inc. holds 74.96 % of the issued and outstanding share capital of the Company at the end of the Acceptance Period.
All conditions of the Exchange Offer as set forth in the Offer Memorandum have been fulfilled.
Ultimately on 25 January 2007 the final count will be available, on which date IsoTis Inc. shall publicly announce whether the Exchange Offer is declared unconditional.
If the Exchange Offer will be declared unconditional, IsoTis Inc. expects to become a NASDAQ-listed company on 26 January 2007 and to fully consummate the Exchange Offer in the course of February 2007.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets,” “could,” ‘may,” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis, Inc. only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis, Inc. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis, Inc., including, but not limited to, failure to obtain sufficient shareholder support for the exchange offer, inability to list the IsoTis, Inc. shares on NASDAQ in a timely manner, if at all, market conditions at the time of the proposed offering and inability to obtain approval from the SEC for the offering. IsoTis, Inc. expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

With regard to the provisional results an official announcement has also been made by IsoTis Inc. in accordance with Swiss law, a copy of which is posted in English, French and German on the Company’s website under http:\\investors.isotis.com.

For information contact IsoTis:
U.S.	Europe
Rob Morocco, CFO	Hans Herklots, Director IR
+1 949 855 7155	+41(0)21 620 6011
robert.morocco@isotis.com	hans.herklots@isotis.com
This announcement is a public announcement as meant within article 9b paragraph 1 of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).
The Exchange Offer is being made for the shares of IsoTis SA, a Swiss company, that are listed on the SWX, on Euronext Amsterdam and the TSX. The Exchange Offer is subject to disclosure requirements of Switzerland, the Netherlands and Canada, which requirements are different from those of the United States. U.S. shareholders of IsoTis SA should be aware that, to the extent permissible, IsoTis, Inc. may purchase shares of IsoTis SA otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.